EXHIBIT F-3

                                   [Jones Day]

                               September 24, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re:  Ameren Corporation, et al.
               Form U-1 Application-Declaration
               (File No. 70-10220)

Ladies and Gentlemen:

     We refer to the Form U-1 Application/Declaration, as amended, in the above-referenced proceeding (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Ameren Corporation ("Ameren"), a Missouri corporation, its indirect wholly-owned non-utility subsidiary, Ameren Energy Fuels and Services Company ("Ameren Fuels"), an Illinois corporation, and Illinois Power Company ("Illinois Power"), an Illinois corporation (the "Applicants"). Capitalized terms used in this letter without definition have the meanings ascribed to such terms in the Application.

     In the Application, Ameren is seeking authorization under the Act to acquire the Common Shares and Preferred Shares of Illinois Power from Illinova Corporation ("Illinova") (the "Transaction"). Ameren is also requesting findings by the Commission that would permit it to retain all of Illinois Power's existing direct and indirect non-utility subsidiaries and investments and to retain the combined gas utility properties of Illinois Power, Union Electric Company, Central Illinois Public Service Company and Central Illinois Light Company as an additional integrated public-utility system.

     In the Application, the Applicants are also requesting that the Commission approve the following related transactions (the "Related Transactions"):

          (i) the acquisition by Ameren from time to time during the Authorization Period of up to $300 million principal or face amount of the outstanding long-term debt securities and/or shares of preferred stock of Illinois Power or any subsidiary of Illinois Power;

          (ii) the entering into and performance of the Fuel Services Agreement between Ameren Fuels and Illinois Power pursuant to which Ameren Fuels will manage, at cost, gas supply resources and procurement for Illinois Power;


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          (iii) the issuance of short-term debt securities (i.e., maturities of less than one year) by Illinois Power in an aggregate amount which, when added to borrowings by Illinois Power from Ameren and/or borrowings by Illinois Power under the Utility Money Pool at any time outstanding during the Authorization Period, will not exceed $500 million;

          (iv) the participation of Illinois Power in the Utility Money Pool;

          (v) to the extent not exempt under Rule 52(a), the entering into and performance by Illinois Power of Interest Rate Hedges and Anticipatory Hedges; and

          (vi) the organization and acquisition by Illinois Power of the common stock or other equity securities of one or more Financing Subsidiaries formed exclusively for the purpose of facilitating the issuance of long-term debt or equity securities, the issuance to and acquisition by any Financing Subsidiary of Notes evidencing the loan of financing proceeds by any Financing Subsidiary to Illinois Power, and the rendering of services by Illinois Power to any Financing Subsidiary at market prices.

     We have acted as special Illinois counsel to Ameren and Ameren Fuels (the "Ameren Companies") in connection with the Transaction and the Related Transactions insofar as they relate to the Ameren Companies. In connection with this opinion, we have examined the Application and the exhibits thereto, the Amended SPA, and originals, or copies certified to our satisfaction, of such corporate records of the Ameren Companies, certificates of public officials, orders of regulatory bodies having jurisdiction over aspects of the Transaction and the Related Transactions, certificates of officers and representatives of the Ameren Companies and such other documents, records and matters of law as we have deemed necessary for the purposes of this opinion.

     Based upon the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event that the proposed Transaction and the Related Transactions are consummated in accordance with the Application:

               1. All state laws applicable to the proposed Transaction and the Related Transactions will have been complied with by the Ameren Companies.

               2. Ameren will legally acquire the Common Shares and the Preferred Shares.

               3. The consummation of the Transaction and the Related Transactions by the Ameren Companies will not violate the legal rights of the holders of any securities issued by any associate company of Ameren incorporated in Illinois.

     The opinions expressed above are subject to the following further assumptions and conditions:

          a. The authorizations and approvals of the Transaction by the boards of directors of Ameren, Illinova and Dynegy Inc. and, to the extent required, the authorization and approval of the Related Transactions, to


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     the extent that they concern the Ameren Companies, by the boards of directors and shareholders of such companies shall have been adopted and remain in full force and effect;

          b. The Amended SPA is the legal, valid, binding and enforceable agreement of the parties thereto;

          c. All required approvals, authorizations, consents, certificates, and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Related Transactions, to the extent that they concern the Ameren Companies, shall have been obtained or made, as the case may be, and shall remain in effect (including the approval and authorization of the Commission under the Act, the Federal Energy Regulatory Commission under the Federal Power Act, as amended, and the rules and regulations thereunder, and the Illinois Commerce Commission under the applicable laws of the State of Illinois), and the Related Transactions, to the extent that they concern the Ameren Companies, shall have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations;

          d. The Commission shall have duly entered an appropriate order or orders with respect to the Transaction and the Related Transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder;

          e. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder shall have expired with respect to the Transaction;

          f. The Ameren Companies and any associate company of Ameren incorporated in Illinois shall have obtained all consents, waivers and releases, if any, required for the Transaction and the Related Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits;

          g. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed herein;

          h. The Transaction and the Related Transactions shall have been consummated as described in the Application and under the supervision of Steven R. Sullivan, Senior Vice President Governmental/Regulatory Policy, General Counsel and Secretary of Ameren and Ameren Fuels, acting for such companies, and all legal matters incident thereto shall be satisfactory to him; and

          i. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when


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     relevant facts were not independently established, relied upon certificates by officers of the Ameren Companies and other appropriate persons and statements contained in the Application.

     We are members of the Bar of the State of Illinois and do not express any opinion herein concerning any law other than the laws of the State of Illinois and the Federal law of the United States of America. A copy of this opinion is being delivered to Steven R. Sullivan, Senior Vice President Governmental/Regulatory Policy, General Counsel and Secretary of Ameren and Ameren Fuels, who, in rendering his opinion of even date herewith to the Commission, is hereby authorized to rely upon the opinions expressed herein to the same extent as if this opinion had also been addressed directly to him.

     We hereby consent to the use of this opinion in connection with the Application. This opinion is intended solely for the use of the Commission and, except as indicated immediately above, may not be relied upon by any other person.



                                             Very truly yours,


                                             /s/ Jones Day